Exhibit (a)(1)

THE COMMERCE FUNDS

AMENDMENT NO. 1 TO THE TRUST INSTRUMENT

The undersigned, being at least a majority of the Trustees of The Commerce Funds (the “Trust”), hereby amend the Trust Instrument as follows:

1.   Section 7.2 of Article VII is hereby amended and restated as follows:

Section 7.2 Meetings. Meetings of the Shareholders may be held within or without the State of Delaware (or virtually by telephonic or any electronic means) as the Trustees may designate. Special meetings of the Shareholders of any Series may be called by the Trustees and shall be called by the Trustees upon the written request of Shareholders owning at least one-tenth of the Outstanding Shares entitled to vote. Whenever ten or more Shareholders meeting the qualifications set forth in Section 16(c) of the 1940 Act seek the opportunity of furnishing materials to the other Shareholders with a view to obtaining signatures of such a request for a meeting, the Trustees shall comply with the provisions of said Section 16(c) with respect to providing such Shareholders access to the list of the Shareholders of record of the Trust or the mailing of such materials to such Shareholders of record, subject to any rights provided to the Trust or any Trustees provided by said Section 16(c). Notice shall be sent, by mail or such other means determined by the Trustees, at least 15 days prior to any such meeting.

For the purpose of this Trust Instrument, if authorized by the Trustees in their sole discretion, Shareholders and proxyholders may, virtually by telephonic or any electronic means: (i) participate in a meeting of Shareholders; and (ii) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely virtually by telephonic or any electronic means, in accordance with any applicable provisions of the By-laws.

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IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 22nd day of February, 2022.

/s/ J.-J. Landers Carnal J.-J. Landers Carnal, Trustee and not individually	/s/ Erika Z. Schenk Erika Z. Schenk, Trustee and not individually

/s/ Scott D. Monette Scott D. Monette, Trustee and not individually	/s/ V. Raymond Stranghoener V. Raymond Stranghoener, Trustee and not individually

/s/ Charles W. Peffer Charles W. Peffer, Trustee and not individually